Exhibit 15

August 9, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated August 9, 2007 on our review of interim financial information of Cell Therapeutics, Inc. for the six month period ended June 30, 2007 included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2007 is incorporated by reference in the Registration Statements of Cell Therapeutics, Inc. on Forms S-3 (File Nos. 333-36038, 333-41300, 333-67906, 333-36603, 333-38431, 333-108926, 333-112681, 333-134126, 333-131533, 333-130411, 333-130004, 333-138170 and 333-143452) and on Forms S-8 (File Nos. 333-65200, 333-58957, 333-35919, 333-97015, 333-106568, 333-106571, 333-112791 and 333-118016).

Yours very truly,

/s/ Stonefield Josephson, Inc.